UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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Southern First Bancshares, Inc. (Name of Registrant as Specified In Its Charter)

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SOUTHERN FIRST BANCSHARES, INC.
100 Verdae Boulevard, Suite 100
Greenville, South Carolina 29607

Notice of Annual Meeting of Shareholders To Be Held on May 16, 2017

Dear Fellow Shareholder:

We cordially invite you to attend the 2017 Annual Meeting of Shareholders of Southern First Bancshares, Inc. (the “Company” or “Southern First”), the holding company for Southern First Bank (the “Bank”). At the meeting, we will report on our performance in 2016 and answer your questions. We look forward to discussing both our accomplishments and our future plans with you. We hope that you can attend the meeting and look forward to seeing you there.

This letter serves as your official notice that we will hold the meeting on May 16, 2017 at the Bank’s headquarters located at 100 Verdae Boulevard, Suite 100, Greenville, South Carolina at 5:00 p.m. Eastern Standard Time, for the following purposes:

1.	To elect four members to the Board of Directors;
2.	To approve the compensation of our named executive officers as disclosed in the accompanying proxy statement (this is a non-binding, advisory vote);
3.	To ratify the appointment of Elliott Davis Decosimo, LLC as our independent registered public accountant for the year ending December 31, 2017; and
4.	To transact any other business that may properly come before the meeting or any adjournment of the meeting.

Shareholders owning our common stock at the close of business on March 27, 2017 are entitled to attend and vote at the Annual Meeting. A complete list of these shareholders will be available at the company’s offices prior to the meeting. If your shares are held in “street name,” you will need to obtain a proxy form from the institution that holds your shares in order to vote at our annual meeting.

Please use this opportunity to take part in the affairs of your company by voting on the business to come before this meeting. Even if you plan to attend the meeting, we encourage you to complete and return the enclosed proxy to us as promptly as possible.

By order of the Board of Directors,

R. Arthur Seaver, Jr.
Chief Executive Officer

Greenville, South Carolina
April 11, 2017

SOUTHERN FIRST BANCSHARES, INC.
100 Verdae Boulevard, Suite 100
Greenville, South Carolina 29607

Proxy Statement for Annual Meeting of Shareholders to be Held on May 16, 2017

Our Board of Directors is soliciting proxies for the 2017 Annual Meeting of Shareholders. This proxy statement contains important information for you to consider when deciding how to vote on the matters brought before the meeting. We encourage you to read it carefully.

VOTING INFORMATION

The Board of Directors set March 27, 2017 as the record date for the meeting. Shareholders owning our common stock at the close of business on that date are entitled to attend and vote at the meeting, with each share entitled to one vote. There were 6,477,664 shares of common stock outstanding on the record date.

Many of our shareholders hold their shares through a stockbroker, bank or other nominee rather than directly in their own name. If you hold our shares in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in street name, and these materials are being forwarded to you by your broker or nominee, which is considered the shareholder of record with respect to those shares. As the beneficial owner, you have the right to direct your broker or nominee to vote your shares as you decide and are also invited to attend the annual meeting. However, since you are not the shareholder of record, you may not vote these shares in person at the meeting unless you obtain a signed proxy from the shareholder of record giving you the right to vote the shares. Your broker or nominee has enclosed or provided a voting instruction card for you to use to direct your broker or nominee how to vote these shares.

A majority of the outstanding shares of common stock represented at the meeting will constitute a quorum. If a share is represented for any purpose at the meeting by the presence of the registered owner or a person holding a valid proxy for the registered owner, it is deemed to be present for the purposes of establishing a quorum. Therefore, valid proxies which are marked "Abstain" or "Withhold" or as to which no vote is marked, including proxies submitted by brokers who are the record owners of shares but who lack the power to vote such shares (so-called "broker non-votes"), will be included in determining the number of votes present or represented at the meeting. If a quorum is not present or represented at the meeting, the shareholders entitled to vote, present in person or represented by proxy, have the power to adjourn the meeting from time to time until a quorum is present or represented. If any such adjournment is for a period of less than 30 days, no notice, other than an announcement at the meeting, is required to be given of the adjournment. If the adjournment is for 30 days or more, notice of the adjourned meeting will be given in accordance with the Company's Bylaws. Directors, officers and regular employees of the Company may solicit proxies for the reconvened meeting in person or by mail, telephone or other means. At any such reconvened meeting at which a quorum is present or represented, any business may be transacted that might have been transacted at the meeting as originally noticed. Once a quorum has been established, it will not be destroyed by the departure of shares prior to the adjournment of the meeting.

Provided a quorum is established at the annual meeting, directors will be elected by a majority of the votes cast at the meeting. Shareholders of the Company do not have cumulative voting rights. All other matters to be considered and acted upon at the meeting, including the proposal to approve, as a non-binding advisory vote, the compensation of the Company's named executive officers, and the proposal to ratify, as a non-binding advisory vote, the appointment of Elliott Davis Decosimo, LLC (“Elliott Davis”) as the Company’s independent registered public accountant for the year ending December 31, 2017, require that the number of shares of common stock voted in favor of the matter exceed the number of shares of common stock voted against the matter, provided a quorum has been established. Abstentions, broker non-votes and the failure to return a signed proxy will have no effect on the outcome of such matters.

Stockbrokers are generally permitted by their regulatory authorities to vote shares held by them for their customers on matters considered by the regulatory authorities to be routine, even if the stockbrokers have not received voting instructions from their customers. If the regulatory authorities do not consider a matter routine, then a stockbroker is generally prohibited from voting a customer's shares on the matter unless the customer has given voting instructions on that matter to the stockbroker. Because the proposals to elect directors and to approve, as a non-binding advisory vote, the compensation of the Company's named executive officers are not considered to be routine matters, it is important that you provide instructions to your bank or broker if your shares are held in street name so that your vote with respect to these matters is counted. Stockbrokers and banks holding shares for their customers will not have the ability to cast votes with respect to these matters unless they have received instructions from their customers. Your stockbroker or bank will not vote on these non-routine matters if you do not give voting instructions with respect to these matters.

When you sign the proxy card, you appoint R. Arthur Seaver, Jr. and James B. Orders, III. as your representatives at the meeting. Mr. Seaver and Mr. Orders will vote your proxy as you have instructed them on the proxy card. If you submit a proxy but do not specify how you would like it to be voted, Mr. Seaver and Mr. Orders will vote your proxy “FOR” the election to the board of directors of all nominees listed below under “Election of Directors,” “FOR” the non-binding advisory resolution to approve the compensation of our named executive officers as disclosed in this proxy statement, and “FOR” the ratification of our independent registered public accountant. In addition, if any other matters come before the meeting, Mr. Seaver and Mr. Orders, III will vote your proxy on such matters in accordance with their judgment.

You may revoke your proxy and change your vote at any time before the polls close at the meeting. You may do this by signing and delivering another proxy with a later date or by voting in person at the meeting.

We are paying for the costs of preparing and mailing the proxy materials and reimbursing brokers and others for their expenses in forwarding copies of the proxy materials to our shareholders. Our officers and employees may assist in soliciting proxies but will not receive additional compensation for doing so. We are distributing this proxy statement on or about April 11, 2017.

Important Notice of Internet Availability. This proxy statement and the Annual Report on Form 10-K for the year ended December 31, 2016 (our “2016 Form 10-K”) are available to the public for viewing on the Internet at http://www.edocumentview.com/sfst. Directions to the Annual Meeting can be obtained by contacting Mrs. Ellen Kish at 864.679.9000.

In addition, the above items and other filings made by the Company with the Securities and Exchange Commission (the “SEC”) are also available to the public on the SEC’s website on the Internet at www.sec.gov.

Only one copy of our proxy materials is being delivered to two or more shareholders who share an address. However, upon request by any shareholder, we will deliver one or more additional copies of this proxy statement and our 2016 Form 10-K to shareholders at a shared address to which a single copy of the documents was delivered. Accordingly, shareholders should contact us either by phone at 864.679.9000 or in writing to Southern First Bancshares, Inc., P.O. Box 17465, Greenville, South Carolina 29606, Attention: Corporate Secretary, if they wish to receive any additional copies of our proxy materials.

PROPOSAL NO. 1:
ELECTION OF DIRECTORS

The Board of Directors is divided into three classes with staggered terms, so that the terms of only approximately one-third of the board members expire at each annual meeting. Our current directors and their classes are:

Class I	Class II	Class III
Mark A. Cothran	Leighton M. Cubbage	Andrew B. Cajka
Rudolph G. Johnstone, III, M.D.	David G. Ellison	Anne S. Ellefson
R. Arthur Seaver, Jr.	James B. Orders, III	Fred Gilmer, Jr.
Tecumseh Hooper, Jr.

The current term of the Class III directors will expire at this annual meeting of shareholders, the term of the Class I directors will expire at the 2018 annual meeting, and the term of the Class II directors will expire at the 2019 annual meeting. Shareholders will elect four nominees as Class III directors at the Annual Meeting to serve a three-year term, expiring at the 2020 Annual Meeting of Shareholders. The directors will be elected by a plurality of the votes cast at the meeting. This means that the four nominees receiving the highest number of votes will be elected. Shareholders do not have cumulative voting rights with respect to the election of directors.

If you submit a proxy but do not specify how you would like it to be voted, Mr. Seaver and Mr. Orders will vote your proxy to elect Messrs. Cajka, Gilmer, and Hooper and Mrs. Ellefson as Class III directors. If any of these nominees are unable or fail to accept nomination or election (which we do not anticipate), Mr. Seaver and Mr. Orders will vote instead for a replacement to be recommended by the board of directors, unless you specifically instruct otherwise in the proxy.

The Board of Directors unanimously recommends that you vote “FOR” the election of Andrew B. Cajka, Anne S. Ellefson, Fred Gilmer, Jr., and Tecumseh Hooper, Jr. as Class III directors.

Set forth below is certain information about the Class III nominees, each of whom has been a director of the Company since early in its formation and is also a director of the Bank.

Andrew B. Cajka, 57, Class III director, has served as a director of the Company since 1999. Mr. Cajka is the founder and president of Southern Hospitality Group, LLC, a hotel management and development company in Greenville, South Carolina. Prior to starting his own business, Mr. Cajka was a managing member of Hyatt Hotels Corporation from 1986 until 1998. He is a 1982 graduate of Bowling Green State University. He serves as an executive board member for the Metropolitan Arts Council, as treasurer of the Visit Greenville SC Convention and Visitors Bureau and as a member of the executive committee of the Clemson University Research Foundation. He is a past chairman of the Greenville County Research and Technology Development board, past chairman of the Greenville Convention and Visitors Bureau, past chairman of the Greenville Tech Hospitality Board, and as past vice chairman of the board for St. Joseph’s High School. He is a previous member of the BMW Nationwide Tournament advisory board. Mr. Cajka has served as a board member of the Urban League, Upstate Red Cross, and Thornblade Board of Governors. Mr. Cajka served on the board of directors for the Greenville Chamber of Commerce and is past president of the downtown area council, as well as past chairman of Greenville Hospital Foundation Board and past chairman of the Children’s Hospital. He has substantial development and management experience in the hospitality industry and is extensively involved in the local community, both of which enhance his ability to serve as a director.

Anne S. Ellefson, 62, Class III director, has served as a director of the Company since 2001. Mrs. Ellefson is an attorney and serves as Deputy General Counsel for Academics and Community Affairs at Greenville Health System. She was formerly a shareholder with Haynsworth Sinkler Boyd, P.A., where she practiced law from 1979 through 2013. Mrs. Ellefson is a 1976 graduate of the University of South Carolina where she received a bachelor’s degree and a 1979 graduate of the University of South Carolina School of Law. Mrs. Ellefson previously served on advisory boards at both United Carolina Bank and BB&T. She is a past chairman of the Greater Greenville Chamber of Commerce and the United Way of Greenville County and formerly served on the Board of Directors of the South Carolina Chamber of Commerce. She serves as a member of the Board of Governors of the South Carolina Bar Association (where she recently also served as President), as President of the Board of Directors of the South Carolina Educational Television Endowment, and Vice President of South Carolina Technology & Aviation Center (SCTAC) and its 501(c)3 affiliate, ITIC. In addition, she serves on the boards of the Greenville Local Development Corporation, the Hollingsworth Fund and Verdae Development, Inc. She is also the past President of the South Carolina Bar Foundation. Her extensive legal experience, with a specialization in real estate, and significant leadership activities in local and state chamber and other development organizations give her useful insights and a valuable understanding of the key markets we serve.

Frederick “Fred” Gilmer, Jr., 81, Class III director, has served as a director of the Company since 1999. Mr. Gilmer is a retired senior vice president of our Bank. He is a seasoned banker with over 50 years of experience in the financial services industry. Mr. Gilmer was involved with the organization of Southern Bank and Trust Company, as well as Greenville First Bank, and has held executive positions with two other banks in the Greenville area. He graduated from the University of Georgia in 1958 and the LSU Graduate School of Banking of the South in Baton Rouge, Louisiana in 1970. He is a graduate of Leadership Greenville and has served numerous organizations, including the Greenville Rotary Club, the YMCA, the United Way, and the First Presbyterian Church. He also is a past board member of Family Children Service, Goodwill Industries, Downtown Area Council, Greenville Little Theater, Greenville Cancer Society, South Carolina Arthritis Foundation, Freedom Weekend Aloft, and the Greenville Chamber of Commerce. He brings to the board an intimate understanding of our business and organization, as well as substantial leadership abilities, banking industry expertise, and management experience.

Tecumseh “Tee” Hooper, Jr., 69, Class III director, has served as a director of the Company since 1999. Mr. Hooper is a private investor and chairman of the board of FGP International Inc., an executive search and temporary placement service company. Mr. Hooper was the president of Modern Office Machines/IKON Office Solutions in Greenville, South Carolina, from 1982 through 2001 and chief executive officer of Sign Crafters, USA, LLC, from 2008 through 2016. Mr. Hooper graduated from The Citadel in 1969 with a degree in business administration, and he received a masters in business administration from the University of South Carolina in 1971. Mr. Hooper has served the community as a board member of the Greenville Chamber of Commerce, Camp Greenville, YMCA Metropolitan, and the United Way, and as past president of the Greenville Urban League. Mr. Hooper has also served on the board of directors for Leadership Greenville, Leadership South Carolina, and also served as chairman of the South Carolina Department of Transportation, and of the Patriots Point Development Authority in Charleston. He is currently a member of The Citadel Board of Visitors. His deep ties to the local community, varied business career in executive management, including serving on the board of a publicly traded company, and experience with key government agencies provide him with a valuable perspective as a director.

Set forth below is information about our other directors each of whom has been a director of our Company since our formation in 1999 and is also a director of our bank.

Mark A. Cothran, 59, Class I director, is the president and owner of Cothran Properties, LLC, a real estate development company in Greenville, South Carolina. He has been with Cothran Properties, LLC since 1986. Mr. Cothran received his bachelor’s degree in finance and banking from the University of South Carolina in 1980 and is a licensed real estate broker in the State of South Carolina. He currently serves on the Tax and Legislative Committee and the National Business Park Forum of the National Association of Industrial and Office Properties (NAIOP) for which he is also the past chairman. He is also the past president of the state chapter of NAIOP. He has served on the board of directors of the Greenville Chamber of Commerce, the Chamber of Commerce’s Economic Development Board, the Advisory Board of Greenville National Bank, and the board of directors of General Wholesale Distributors, Inc. His extensive experience in real estate and development activities, along with his long term ties to our local community, provide him with a valuable understanding of the key markets we serve.

Leighton M. Cubbage, 64, Class II director, is the co-founder and chairman of Serrus Capital Partners, a real estate investment company. Previously, he was the co-founder, president, and chief operating officer of Corporate Telemanagement Group in Greenville, South Carolina from 1989 until 1995. Since 1995, Mr. Cubbage has been a private investor maintaining investment interests in a weekly newspaper and car dealerships. He is a 1977 graduate of Clemson University with a bachelor’s degree in political science. Mr. Cubbage previously served as chairman of the Greenville Hospital System board of trustees, was a former member of the Greenville Technical College Foundation Board and has served on the board of directors of the Greenville Chamber of Commerce, Clemson Spiro College of Entrepreneurship and Homes of Hope. Mr. Cubbage was chosen by the South Carolina Governor as Chairman of the South Carolina Venture Capital Authority and was inducted into the Clemson University Spiro Entrepreneurial Institute Hall of Fame in 2011. In 1993 he graduated from the University of North Carolina at Chapel Hill’s Advanced Management Program. His leadership experience, extensive knowledge of the technology industry and corporate management enhance his ability to contribute to the Company as a director.

David G. Ellison, 67, Class II director, is a Wealth Management Advisor with Northwestern Mutual, where he retired as managing director in 2010, after 28 years of service. Mr. Ellison is a 1972 graduate of Furman University where he received a bachelor’s degree and a 1976 graduate of the Clemson-Furman University Program where he received a master in business administration. Mr. Ellison is in his fourth term on the board of trustees of Furman University, where he is also a former board chair. He is a past president of both the Furman Alumni Association and Furman Paladin Club and has also served on the board of trustees for United Way of Greenville County and as a prior commissioner of the Greenville Housing Authority. He has extensive financial experience primarily in the insurance industry and has corporate governance experience with a number of nonprofit organizations which provide a valuable perspective as a director.

Rudolph G. “Trip” Johnstone, III, M.D., 56, Class I director, is a physician who has practiced with Allergy Partners of the Upstate since 1992. He graduated from Washington & Lee University in 1982 with a degree in biology and from the Medical University of South Carolina in 1986. Dr. Johnstone served on the consulting board to Greenville National Bank from 1995 until 1998. He is on the board of directors of Allergy Partners, PA and is a past president of the Southeastern Asthma, Allergy, and Immunology Society. He has an extensive knowledge of and a connection to the medical community, a targeted market for the bank, which enhances his ability to contribute to the Company as a director.

James B. Orders, III, 64, Class II director, is the chairman of our board of directors. From 1986 to 2014, he was the president of Park Place Corporation, a company engaged in the manufacture and sale of mattresses to the wholesale market. He attended Clemson University from 1970 until 1974. Mr. Orders is a past president of the International Sleep Products Association, a past president of the Downtown Rotary Club, a past member of the advisory board of Greenville National Bank and a past member of the advisory board of Carolina First Bank. He currently serves on the board of Cox Industries. He has executive management experience in national sales markets in addition to experience in the South Carolina real estate market. His leadership abilities and long connection to the local community enhance his ability to serve on the board of directors.

R. Arthur “Art” Seaver, Jr., 53, Class I director, has served as the Chief Executive Officer of our Company and our Bank since 1999. He has over 30 years of banking experience. From 1986 until 1992, Mr. Seaver held various positions with The Citizens & Southern National Bank of South Carolina. From 1992 until February 1999, he was with Greenville National Bank, which was acquired by Regions Bank in 1998. He was the senior vice president in lending and was also responsible for managing Greenville National Bank’s deposit strategies prior to leaving to form the Bank. Mr. Seaver is a 1986 graduate of Clemson University with a bachelor’s degree in financial management and a 1999 graduate of the BAI Graduate School of Community Bank Management. He is a member of the board of the St. Francis Foundation, member and past chairman of the Executive Committee for the South Carolina Bankers Association, past chair of the United Way of Greenville County Board of Trustees, and serves on the board of directors of Thornblade Club. Past organizations that he has worked with include the United Way of Greenville County, Leadership Greenville, the Greenville Chamber of Commerce, the South Carolina Network of Business and Education Partnership, Junior League, Junior Achievement, the Greenville Convention and Visitors Bureau, the United Way, and the First Presbyterian Church. His experience with various local and nonprofit organizations provides him with a valuable understanding of our community.

Our executive officers, as such term is defined in Rule 3b-7 of the Securities Exchange Act of 1934, consist of R. Arthur Seaver, Jr., the chief executive officer of our Company and our bank, Michael D. Dowling, the chief financial officer of our Company and our Bank, and F. Justin Strickland, the president of our Company and our Bank. Information regarding Mr. Seaver appears above in the list of directors, and information regarding Mr. Dowling and Mr. Strickland is listed below.

Michael D. Dowling, 45, has served as an executive vice president and the chief financial officer of our Company and our bank since 2011. He has over 20 years of experience in the banking industry. Mr. Dowling was previously employed with KPMG LLP from 1994 until 2011, including most recently as an Audit Partner (2005-2011) and a member of KPMG’s Financial Services practice. Mr. Dowling has extensive experience working with public companies and financial institutions. He is a 1993 graduate of Clemson University, with a degree in Accounting and is a certified public accountant in South Carolina and North Carolina.

F. Justin Strickland, 53, has served as president of our Company and our bank since 2006. He has over 30 years of banking experience. From 1985 until 1993, Mr. Strickland held various positions with The Citizens & Southern National Bank of South Carolina. From 1993 until November 2006, he was with Carolina First Bank. From 1999 until November 2006, he held the position of South Carolina Midlands Market President. Mr. Strickland is a 1985 graduate of the University of South Carolina with a bachelor’s degree in finance and the LSU Graduate School of Banking of the South in Baton Rouge, Louisiana in 1996. He is the past Chairman of the Greater Columbia Chamber of Commerce, the Children’s Trust Fund of South Carolina, Junior Achievement of the Midlands, and the SC Bankers Association. He is a past member of the boards of the Saluda Shoals Foundation, Columbia Urban League, Palmetto Health Foundation (past chairman), the SC Bankers School (past chairman), and the Boy Scouts – Indiana Water Council. He was a prior Chairman of the SC Bankers Association/Young Bankers Division where he received the SC Outstanding Young Bankers Award in 1999. Currently, Mr. Strickland is the chairman of The Lexington Medical Foundation and is a board member of The South Carolina Board of Financial Institutions. He is a member of Saxe Gotha Presbyterian Church. He has been a member in the past with the Rotary Club, Sertoma Club, Business Association of Columbia, Salvation Army, and the United Way.

Family Relationships. Dr. Rudolph G. Johnstone, III, director, is Fred Gilmer, Jr.’s stepson. No other director has a family relationship with any other director or executive officer of the Company.

PROPOSAL NO. 2:
NON-BINDING RESOLUTION TO APPROVE THE COMPENSATION
OF THE NAMED EXECUTIVE OFFICERS

We are asking you to approve the compensation of the Company’s named executive officers as described under “Compensation of Directors and Executive Officers” and the tabular disclosure regarding named executive officer compensation (together with the accompanying narrative disclosure).

As described below under the heading “Compensation Discussion and Analysis,” the Company seeks to align the interests of our named executive officers with the interests of our shareholders. Therefore, our compensation programs are designed to reward our named executive officers for the achievement of strategic and operational goals and the achievement of increased shareholder value, while at the same time avoiding the encouragement of unnecessary or excessive risk-taking. We believe that our compensation policies and procedures are competitive and focused on performance and are strongly aligned with the long-term interest of our shareholders.

The proposal described below, commonly known as a “Say-on-Pay” proposal, gives you as a shareholder the opportunity to express your views regarding the compensation of the named executive officers by voting to approve or not approve such compensation as described in this proxy statement. This vote is advisory and will not be binding upon the Company, the board of directors, or the compensation committee. However, the Company, the board, and the compensation committee will take into account the outcome of the vote when considering future executive compensation arrangements. The vote on this resolution is not intended to address any specific element of compensation, but rather relates to the overall compensation of our named executive officers, as described in this proxy statement in accordance with the compensation disclosure rules of the SEC.

The board of directors believes our compensation policies and procedures achieve this objective, and therefore recommend shareholders vote “FOR” the proposal through the following resolution:

“Resolved, that the compensation of executive officers named in the Summary Compensation Table of Southern First Bancshares, Inc.’s Proxy Statement for the 2017 Annual Meeting of Shareholders, including the tabular and narrative compensation disclosures, is hereby approved.”

The board of directors unanimously recommends a vote “FOR” approval of the compensation of the named executive officers as disclosed in this proxy statement.

PROPOSAL NO. 3:
RATIFICATION OF APPOINTMENT OF
OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTANT

Although we are not required to seek shareholder ratification on the selection of our accountants, we believe obtaining shareholder ratification is desirable. In the event the appointment of Elliott Davis is not ratified by the required vote, the audit committee will re-evaluate the engagement of our independent auditors. Even if the shareholders do ratify the appointment, our audit committee has the discretion to appoint a different independent registered public accounting firm at any time during the year if the audit committee believes that such a change would be in the best interest of us and our shareholders. We expect that a representative from Elliott Davis will attend the meeting and will be available to respond to appropriate questions from shareholders.

If a quorum is present at the Annual Meeting, this proposal will be approved if the votes cast in favor of the proposal exceed the votes cast against the proposal.

The board of directors unanimously recommends that shareholders vote “FOR” the ratification of the appointment of Elliott Davis as our independent registered public accounting firm for the year ending December 31, 2017.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

Attendance at Board, Committee and Annual Shareholders’ Meetings

During the year ended December 31, 2016, the board of directors of the Company held 13 meetings and the board of directors of the bank held 12 meetings. All of the directors of the Company and the bank attended at least 75% of the aggregate of such board meetings and the meetings of each committee on which they served.

Although we do not have a formal policy regarding attendance by members of the board of directors at our annual shareholders’ meetings, directors are encouraged to attend our annual shareholders’ meeting. All of the directors were present at the 2016 Annual Meeting of Shareholders, except for Mr. Cubbage.

Code of Ethics

We expect all of our employees to conduct themselves honestly and ethically, particularly in handling actual and apparent conflicts of interest and providing full, accurate, and timely disclosure to the public.

We have adopted a Code of Ethics that is specifically applicable to our senior management and financial officers, including our principal executive officer, our principal financial officer, and controller. A copy of this Code of Ethics is available without charge to shareholders upon request to the secretary of the Company, at Southern First Bancshares, Inc., 100 Verdae Boulevard, Suite 100, Greenville, South Carolina 29607.

Board Leadership Structure and Role in Risk Oversight

We are focused on the Company’s corporate governance practices and value independent board oversight as an essential component of strong corporate performance to enhance shareholder value. Our commitment to independent oversight is demonstrated by the fact that a majority of our directors are independent. In addition, all of the members of our board of directors’ audit, personnel, and nominating and corporate governance committees are independent.

Our board of directors believes that it is preferable for one of our independent directors to serve as chairman of the board. The person our board of directors elected as chairman, James B. Orders, III, has been one of our directors since 1999 and is a long-time resident of our primary market area. We believe it is the chairman’s responsibility to guide the board as it provides leadership to our executive management and the chief executive officer’s responsibility to manage the Company. As directors continue to be faced with more oversight responsibility than ever before, we believe it is beneficial to have separate individuals in the role of chairman and chief executive officer. Traditionally, the Company has maintained the separateness of the roles of the chairman and the chief executive officer. In making its decision to have an independent chairman, the board of directors considered the time and attention that Mr. Seaver is required to devote to managing the day-to-day operations of the Company. By having another director serve as chairman of the board of directors, Mr. Seaver will be able to focus his entire energy on running the Company. This will also ensure there is no duplication of effort between the chairman and the chief executive officer. We believe this board leadership structure is appropriate in maximizing the effectiveness of board oversight and in providing perspective to our business that is independent from executive management.

Our audit committee is primarily responsible for overseeing the Company’s risk management processes on behalf of the full board of directors. The audit committee focuses on financial reporting risk and oversight of the internal audit process. It receives reports from management at least quarterly regarding the Company’s assessment of risks and the adequacy and effectiveness of internal control systems, as well as reviewing credit and market risk (including liquidity and interest rate risk), and operational risk (including compliance and legal risk). Strategic and reputation risk are also regularly considered by this committee. The audit committee also receives reports from management addressing the most serious risks affecting the day-to-day operations of the Company. The audit committee reports regularly to the full board of directors, which also considers the company’s entire risk profile. The full board of directors focuses on certain significant risks facing the Company and on certain aspects of the Company’s general risk management strategy. Management is responsible for the day-today risk management processes. We believe this division of responsibility is the most effective approach for addressing the risks facing our Company and that our board leadership structure supports this approach.

We recognize that different board leadership structures may be appropriate for companies in different situations. We will continue to reexamine our corporate governance policies and leadership structures on an ongoing basis to ensure that they continue to meet the Company’s needs.

Independence

Our board of directors has determined that Andrew B. Cajka, Jr., Mark A. Cothran, Leighton M. Cubbage, Anne S. Ellefson, David G. Ellison, Tecumseh Hooper, Jr., and James B. Orders, III are “independent” directors, based upon the independence criteria set forth in the corporate governance listing standards of The NASDAQ Global Market, as required by Item 407(a) of Regulation S-K.

Committees of the Board of Directors

The following chart shows the current composition of the committees of our board of directors, the number of meetings held by each committee during 2016, and which directors are “independent” based upon the independence criteria set forth in the corporate governance listing standards of The NASDAQ Global Market. The audit committee, nominating & corporate governance committee, personnel committee and board risk committee are comprised exclusively of independent directors.

Nominating
& Corporate
		Board	Audit	Governance	Personnel	Finance
Director	Independent	(13 Meetings)	(6 Meetings)	(1 Meeting)	(3 Meetings)	(12 Meetings)
Andrew B. Cajka, Jr.	•	•	• Chair	•		•
Mark A. Cothran	•	•		•	•	•
Leighton M. Cubbage	•	•	•		•
Anne S. Ellefson	•	•	•	• Chair		•
David G. Ellison	•	•			• Chair	•
Fred Gilmer, Jr.		•				•
Tecumseh Hooper, Jr.	•	•	•	•		•
Rudolph G. Johnstone, III		•				•
James B. Orders, III	•	• Chair	•		•	• Chair
R. Arthur Seaver, Jr.		•				•

Audit Committee
The audit committee is comprised of five independent directors, Messrs. Cajka, Cubbage, Hooper and Orders and Mrs. Ellefson. The audit committee, which met six times in 2016, has the responsibility of reviewing the Company’s financial statements, evaluating internal accounting controls, reviewing reports of regulatory authorities and determining that all audits and examinations required by law are performed. The committee recommends to the board of directors the appointment of the independent auditors for the next fiscal year, reviews and approves the auditor’s audit plans and reviews with the independent auditors the results of the audit and management’s responses. The audit committee is responsible for overseeing the entire audit function and appraising the effectiveness of internal and external audit efforts. The audit committee operates under a written charter, which is available on our website, www.southernfirst.com.

Nominating and Corporate Governance Committee
Our nominating and corporate governance committee (the “nominating committee”) is comprised of four independent directors, Messrs. Cajka, Cothran and Hooper and Mrs. Ellefson. The nominating committee recommends nominees for election to our board of directors at our annual meetings. The board of directors, including a majority of the independent directors, selects the nominees for election to the board of directors. Our nominating committee charter is available on our website, www.southernfirst.com. The nominating committee met one time in 2016. Directors recommended for re-election at each Annual Meeting of Shareholders are selected by our nominating committee. For directors previously elected by shareholders to serve on the board of directors and whose terms of service are expiring, the nominating committee considers whether to recommend to the board of directors the nomination of those directors for re-election for another term of service. The nominating committee also considers whether to recommend to the board of directors the nomination of persons to serve as directors whose nominations have been recommended by shareholders.

Any shareholder may recommend the nomination of any person to serve on the board of directors. Our policy is to require a shareholder to submit the name of the person to our corporate secretary in writing no later than (i) with respect to an election to be held at an annual meeting of shareholders, 90 days in advance of such meeting; and (ii) with respect to an election to be held at a special meeting of shareholders for the election of directors, no more than seven days after notice of the special meeting is given to shareholders. Each notice must set forth: (i) the name and address of the shareholder who intends to make the nomination and of the person or persons to be nominated; (ii) a representation that the shareholder is a holder of record of stock of the Company entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (iii) a description of all arrangements or understandings between the shareholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the shareholder; (iv) such other information regarding each nominee proposed by such shareholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the SEC, had the nominee been nominated, or intended to be nominated, by the board of directors; and (v) the consent of each nominee to serve as a director of the Company if so elected. The chairman of the meeting may refuse to acknowledge the nomination of any person not made in compliance with the foregoing procedure.

The nominating committee has not adopted a formal policy with regard to the consideration of diversity in identifying director nominees. In determining whether to recommend a director nominee, the nominating committee members consider and discuss diversity, among other factors, with a view toward the needs of the board of directors as a whole. The nominating committee members generally conceptualize diversity expansively to include, without limitation, concepts such as race, gender, national origin, differences of viewpoint, professional experience, education, skill and other qualities or attributes that contribute to board heterogeneity, when identifying and recommending director nominees. The nominating committee believes that the inclusion of diversity as one of many factors considered in selecting director nominees is consistent with the committee’s goal of creating a board of directors that best serves the needs of the Company and the interest of its shareholders.

The nominating committee has performed a review of the experiences, qualifications, attributes and skills of the board’s current membership, including the director nominees for election to the board of directors and the other members of the board, and believes that the current members of the board, including the director nominees, as a whole possess a variety of complementary skills and characteristics, including the following:

●	successful business or professional experience;
●

various areas of expertise or experience which are desirable to the Company’s current business, such as financial, general management practices, planning, legal, marketing, technology, banking and financial services;

●	personal characteristics such as character, integrity and accountability, as well as sound business judgment and personal reputation;
●	residence in the bank’s service area;
●	willingness and ability to commit the necessary time to fully discharge the responsibilities of board membership to the affairs of the Company;
●	leadership and consensus building skills; and
●	a commitment to the success of the Company.

We do not pay a third party to assist in identifying and evaluating director candidates.

Personnel Committee
Our personnel committee, which we may also refer to as the compensation committee, is comprised of four independent directors, Messrs. Cothran, Cubbage, Ellison, and Orders. The committee met three times during 2016.

The personnel committee may form and delegate authority to subcommittees as it deems appropriate, though it has not formed or delegated authority to any such subcommittee to date. The personnel committee is responsible for annually reviewing the performance of the chief executive officer and president and reviews all compensation and awards to executive and senior officers, including the chief executive officer, president, eight executive vice presidents, and 22 other key members of management. In addition, the personnel committee may engage compensation advisors to assist it in determining compensation levels. The personnel committee has the exclusive authority and responsibility to determine all aspects of executive compensation, and seeks input and recommendations from the chief executive officer for the executive and senior officers. With respect to equity compensation awards to non-executive officers, the personnel committee has delegated restricted stock and option granting authority to the chief executive officer and president. As a part of its duties, the personnel committee must certify that it has reviewed senior executive officers compensation arrangements with a view toward ensuring that they do not create incentives to take unnecessary or excessive risks that threaten the value of the Company.

We have adopted a formal personnel committee charter which is available on our website at www.southernfirst.com.

AUDIT COMMITTEE MATTERS

Our audit committee is comprised of five independent directors and operates under a written charter, which is available on our website at www.southernfirst.com. The board of directors has determined that Messrs. Cajka, Cubbage, Hooper, and Orders and Mrs. Ellefson, are independent, under Rule 4350 of the corporate governance listing standards of The NASDAQ Global Market. None of the current members of the audit committee nor any other member of our board qualifies as an “audit committee financial expert” as defined under the rules of the SEC. As a relatively small public company, it is difficult to identify qualified candidates who meet all of the qualification of an audit committee financial expert and are willing to serve on our board of directors. At the present, we do not know if or when we will appoint a new board member that qualifies as an audit committee financial expert.

Although none of the members of our audit committee qualify as “audit committee financial experts” as defined in the SEC rules, each of our audit committee members has made valuable contributions to the Company and its shareholders as members of the audit committee. The board of directors has determined that each member is fully qualified to monitor the performance of management, the public disclosures by the Company of its financial condition and performance, our internal accounting operations, and our independent auditors.

Report of the Audit Committee of the Board

The information contained in this report shall not be subject to the liabilities of Section 18 of the Securities exchange Act of 1934, and shall not be deemed to be incorporated by reference in future filings with the SEC except to the extent that the Company specifically incorporates it by reference into a document filed under the Securities Act of 1933 or the Securities Exchange Act of 1934.

The audit committee has reviewed and discussed with management the audited financial statements. The audit committee has discussed with the independent auditors the matters required to be discussed by Auditing Standard No. 16 (AS 16) (“Communications with Audit Committees”), as adopted by the Public Company Accounting Oversight Board. The audit committee has received from the independent auditors the written disclosures and the letter required by Independence Standards Board Standard No. 1 (“Independence Discussions with Audit Committees”) and has discussed with them their independence from the Company and its management. In reliance on the reviews and discussions referred to above, the audit committee recommended to the Company’s board of directors that the audited financial statements be included in the Company’s Annual Report and referenced on SEC Form 10-K for the fiscal year ended December 31, 2016.

The report of the audit committee is included herein at the direction of its members Mr. Cajka, Mr. Cubbage, Mr. Hooper, Mrs. Ellefson, and Mr. Orders.

Audit and Related Fees

Elliott Davis was our auditor during the year ended December 31, 2016. A representative of Elliott Davis will be present at the annual meeting and will be available to respond to appropriate questions and will have the opportunity to make a statement if he or she desires to do so. The following table shows the fees that we paid for services performed in fiscal years ended December 31, 2016 and 2015:

	Year Ended December 31,
	2016	2015
Audit Fees	$177,365	186,353
Tax Fees	11,210	17,375
Other Fees	13,468	39,045
Total	$202,043	242,773

Audit Fees. This category includes the aggregate fees billed or to be billed for each of the last two fiscal years for professional services rendered by Elliott Davis for the audit of our annual consolidated financial statements and employee benefit plan and our quarterly reports on Form 10-Q.

Tax Fees. This category includes the aggregate fees billed or to be billed for tax services rendered in the preparation of state and federal tax returns for the Company and the Bank.

Other Fees. This category includes the aggregate fees billed for non-audit services, exclusive of the fees disclosed relating to audit fees. During the year ended December 31, 2016, these fees were primarily for procedures related to audit requirements by the Department of Housing and Urban Development (“HUD”) related to the Bank’s involvement in the FHA lending program and fees related to an S-8 filing with the SEC. During the year ended December 31, 2015 these fees were primarily related to the audit fees for the Company’s HUD audits and cost segregation studies on several newly built offices.

Oversight of Accountants; Approval of Accounting Fees. Under the provisions of its charter, the audit committee is responsible for the appointment, compensation, retention and oversight of the work of the independent auditor. All of the accounting services and fees reflected in the table above were reviewed and approved by the audit committee, and none of the services were performed by individuals who were not employees of the independent auditor. In addition, the board of directors approves an annual budget for professional audit fees that includes all fees paid to the independent auditors.

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

Compensation Discussion and Analysis

The following discussion provides a description of our decision-making process and philosophy for compensating our named executive officers in 2016. This discussion also describes the material components of our 2016 compensation program. This discussion should be read together with the compensation tables for our named executive officers located in this proxy statement.

Our 2016 named executive officers were:

R. Arthur Seaver, Jr., Chief Executive Officer
F. Justin Strickland, President
Michael D. Dowling, Chief Financial Officer

Key Financial Highlights:
●	Net income was $13.0 million for the year ended December 31, 2016, which is a $2.9 million, or 28.2%, increase over the same period in 2015.
●	Total loans were $1.16 billion at December 31, 2016, a $158.7 million, or 15.8%, increase from 2015.
●	Total deposits were $1.09 billion at December 31, 2016, a $105.4 million, or 10.7%, increase from 2015.
●	Return on average assets increased to 1.04% for the year ended December 31, 2016 as compared to 0.90% for the year ended December 31, 2015.
●	Net interest margin, on a tax-equivalent basis, remained at 3.63% for the year ended December 31, 2016 as compared to the prior year.
●	Net charge-offs to average total loans decreased to 0.10% for the year ended December 31, 2016 as compared to 0.14% for the year ended December 31, 2015.

General Philosophy. We compensate our executive and senior officers through a mix of base salary, bonuses and equity compensation designed to recruit, reward, retain and retire our talented management team. In addition, we seek to align management's incentives with the long-term interests of our shareholders. Our compensation setting process consists of establishing targeted overall compensation for executive and senior officers consisting of cash compensation, equity compensation, and retirement benefits. For each officer, the anticipated cash compensation is allocated among base salary and incentive compensation. We design the incentive compensation to reward corporate performance based on the achievement of overall corporate financial and strategic goals.

Role of the Compensation Committee. Our personnel committee, which we may also refer to as the compensation committee, is responsible for annually reviewing the performance of the Chief Executive Officer and President and reviews all compensation and awards to executive and senior officers, including the Chief Executive Officer, President, and Chief Financial Officer. In addition, the compensation committee may engage compensation advisors to assist it in determining compensation levels. The compensation committee has the exclusive authority and responsibility to determine all aspects of executive compensation, and seeks input and recommendations from the Chief Executive Officer for the executive and senior officers. The committee operates under a written charter that establishes its responsibilities which is available on our website at www.southernfirst.com. The committee reviews the charter annually to ensure that the scope of the charter is consistent with the committee’s role.

Role of the Executive Officers. The Company’s Chief Executive Officer and President provide the compensation committee with their recommendation for overall compensation for all executive and senior vice president positions, including the Chief Financial Officer. The compensation committee determines the level of compensation for the Chief Executive Officer and President based on a general compensation comparison to banks of similar size and performance as well as the Company’s overall performance in relation to corporate strategic goals.

Role of the Compensation Consultant. In making compensation decisions for 2016, the compensation committee did not utilize the services of a compensation consultant.

Benchmarking. In 2016, the compensation committee did not obtain or perform compensation benchmarking from an external compensation consultant.

Risk Considerations. The compensation committee reviews the risks and rewards associated with the Company’s compensation programs from time to time. This review assesses the material elements of executive and non-executive employee compensation and has concluded that our policies and practices do not create risk that is reasonably likely to have a material adverse effect on the Company. We believe that our compensation programs encourage and reward prudent business judgment and appropriate risk taking over the short-term and long-term.

Stock Ownership Guidelines. We believe that it is in the best interest of the Company and its shareholders to align the personal financial interests of the Company’s directors and officers with those of shareholders of the Company. While the board of directors has not implemented stock ownership guidelines for our directors and named executive officers, the board periodically analyzes the ownership of such individuals and believes that their personal financial interests are aligned with those of the Company’s shareholders.

Tax and Accounting Considerations. In consultation with our advisors, we evaluate the tax and accounting treatment of each of our compensation programs at the time of adoption and on an annual basis to ensure an understanding of the financial impact of the program. To preserve maximum flexibility in the design and implementation of our compensation program, we have not adopted a formal policy that requires all compensation to be tax deductible. However, to the greatest extent possible, it is our intent to structure our compensation programs in a tax efficient manner.

Stock Compensation Grant and Award Practices; Timing Issues. As a general matter, the compensation committee’s process is independent of any consideration of the timing of the release of material non-public information, including with respect to the determination of grant dates or stock option exercise prices. Similarly, we have never timed the release of material non-public information to affect the value of executive compensation. In general, the release of such information reflects long-established timetables for the disclosure of material non-public information such as earnings reports or, with respect to other events reportable under federal securities laws, the applicable requirements of such laws with respect to timing of disclosure. The compensation committee’s decisions are reviewed by the full board of directors.

Targeted Overall Compensation. We establish targeted overall compensation for our named executive officers by first understanding the market value for these individuals in our regions. We seek to provide our executives with the incentive to earn above market compensation by accomplishing significant goals related to their respective role within the Company.

Under our compensation structure, the mix of base salary, bonus and equity compensation generally varies depending upon level. We generally seek the following mix of those components of compensation:

	Base Salary	Bonus	Equity
Chief Executive Officer and President	55 - 70%	15 - 25%	15 - 25%
Executive Vice Presidents (including Chief Financial Officer)	55 - 70%	15 - 25%	10 - 25%

In allocating compensation among these elements, we believe that the compensation of our senior-most levels of management – the levels of management having the greatest ability to influence Southern First's performance – should be significantly weighted on performance. Therefore, we typically offer our executives a slightly lower base salary (approximately 90% of what we believe to be average market base salary) with the potential to earn a higher than market bonus and a higher than market overall compensation. We select allocations that we believe are consistent with our overall compensation philosophy as described above.

The amount of equity awarded has been based primarily on the executive officer’s areas of responsibility. The objective of the awards is to align management with the same interest as shareholders. From time to time additional equity awards may be granted to officers based on performance, assumption of additional responsibilities and duties and other factors.

Base Salaries. We want to provide our named executive officers with a base salary that is commensurate with similar financial institutions in our market area and appropriate for the overall responsibility of the individual based on experience, performance and any other unique factors or qualifications such as the difficulty of replacing the officer with someone of comparable experience and skill.

Bonuses/Incentive Plan. We have established a short-term incentive plan in order to reward our executive officers for annual achievement based on the Company’s overall strategic plan specifically including net income, loan and deposit growth, total revenue, net interest margin and credit losses.

The incentive plan for the Chief Executive Officer and President is based on the compensation committee’s review of key financial measures and performance related to the Company’s strategic plan. The evaluation of these various incentive components is more subjective in nature than objective. The committee also considers whether or not the anticipated incentive pay is within the percentage of total compensation that they have chosen to use as a guide for the allocation of total compensation.

In addition, detailed incentive plans are developed annually by the Chief Executive Officer and President of the Company and approved by the compensation committee for other senior officers, including the Chief Financial Officer. The incentive plans are based on the key financial measures included in the Company’s overall strategic plan, and for the Chief Financial Officer the evaluation of these various incentive components is more subjective than objective.

We do not believe that an "all or nothing" approach is appropriate for incentive compensation. Rather, the performance goals are scaled so that the recipient can receive part of an award in the event that acceptable, but not the desired, results are achieved. Awards are made at various levels depending on objective quantifiable measures of accomplishments.

Equity Compensation. At various times, we issue additional compensation to our named executive officers and senior officers in the form of equity compensation in order to further align management and shareholder interests and to reward management for increases in shareholder value. The awards may be issued in the form of incentive stock option grants, nonstatutory stock options grants and restricted stock awards and are determined based on the Company’s performance related to overall strategic goals.

With the exception of significant promotions and new hires, we generally make these awards at the first meeting of the compensation committee each year following the availability of the financial results for the prior year. As with the cash bonuses, the evalution of these financial results and corresponding determination of equity awards is more subjective in nature than objective. Option exercise prices are established at market value on the grate date and vesting provisions for granted stock options and restricted stock are at the discretion of the compensation committee and executive management. Upon termination, unexercised options are forfeited and made available for future grants. The Company funds the options shares and restricted stock from authorized but unissued shares.

Severance Benefits. We believe that our Company should provide reasonable severance benefits to our named executive officers. These severance benefits should reflect the fact that it may be difficult to find comparable employment within a short period of time.

For additional information regarding severance benefits, see “Potential Payments Upon Termination or Change in Control” below and information about the employment agreements with the named executive officers that follows the Grants of Plan Based Awards table.

Retirement Plans. Southern First has a 401(k) plan pursuant to which Southern First matches 50% of employee contributions up to 8% of the employee’s salary. In addition, Southern First instituted a supplemental retirement plan for certain management at the level of senior vice president or above, including our named executive officers. This plan was designed to enhance our ability to retain executives over the long-term and to provide a partial offset to shortfalls in the percentage of income provided for retirement by our 401(k). Pursuant to this plan, Southern First accrues retirement benefits at the levels necessary so that the net present value of the anticipated cost of the salary continuation plan is accrued at the time the officer reaches the age of 65. When we calculate targeted overall compensation for our senior management, we factor in the benefits expense related to both the 401(k) and the accrued individual cost of the salary continuation plan. Additional details regarding the supplemental retirement plan are provided below following the Pension Benefits Table.

Change in Control. Our named executive officers and other employees have built Southern First into the Company that it is today, and we believe that it is important to protect them in the event of a change in control. Further, it is our belief that the interests of shareholders will be best served if the interests of our named executive officers are aligned with them, and providing change in control benefits should eliminate, or at least reduce, the potential reluctance of our named executive officers to pursue potential change in control transactions that may be in the best interests of shareholders. As such, our Chief Executive Officer has a renewable employment agreement with the Company for a term of three years and our President and Chief Financial Officer each have a renewable employment agreement with the Company for terms of two years.

Under the terms of the employment agreement, if the named executive officer’s employment is terminated without "cause" or an executive terminates employment for “good reason" following a change in control, the executive is entitled to receive severance compensation equal to one year of base salary and any bonus accrued or unpaid through the date of termination. We believe that these levels are comparable to our competition.

In addition, under the terms of the employment agreement, in the event of a change in control, we will also continue to partially fund health insurance benefits for the legally required COBRA period or until the employee obtains comparable benefits pursuant to a subsequent employer’s benefit plans. Further, all restrictions on any outstanding incentive awards granted to the employee and incentive plans become 100% vested, and all stock options and stock appreciation rights granted to the employee will also become immediately exercisable. See “Executive Compensation Arrangements – Employment Agreements” for additional information regarding the employment agreements.

We have also entered into salary continuation agreements with our named executive officers which provide, among other things, that upon a change in control the Bank will pay to the executive a change in control benefit equal to his accrual balance at his normal retirement age, without additional discount for the time value of money in one lump-sum payment within three days after the change in control. If a change in control occurs at any time during the salary continuation benefit payment period and if when the change in control occurs the executive is receiving the normal retirement benefit, the early termination benefit, or the disability benefit, the Bank will pay the present value, calculated at the discount rate or rates established by the plan administrator, of the remaining salary continuation benefits to the executive in a single lump-sum payment within three days after the change in control. See “Executive Compensation Arrangements – Salary Continuation Agreements” and “Pension Benefits” for additional information regarding the salary continuation agreements.

Perquisites and Other Benefits. We annually review the perquisites that named executive officers and other senior officers receive. The primary perquisites for these individuals are additional levels of life insurance, the payment of the monthly dues for one golf or social club, and an automobile or an automobile allowance. We encourage our named executive officers and other senior officers to belong to a golf or social club so that they have an appropriate entertainment forum for clients and appropriate interaction with their communities.

Our named executive officers also participate in Southern First's other benefit plans on the same terms as other employees. These plans include medical insurance, life insurance and a medical reimbursement plan.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis contained in this Proxy Statement with managment. Based upon such review, the related discussions and such other matters deemed relevant and appropriate to the Compensation Committee, the Compensation Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference in to the Company’s Annual Report of Form 10-K.

This report is submitted by the Compensation Committee consisting of Messrs. Cothran, Cubbage, Ellison and Orders.

Summary of Cash and Certain Other Compensation

The following table shows the compensation we paid to our named executive officers for the years ended December 31, 2016, 2015 and 2014. Because the Company only had three “executive officers” as such term is defined in Rule 3b-7 of the Securities Exchange Act of 1934, the Company only has three “named executive officers,” the compensation for each is disclosed in the following table.

Summary Compensation Table

							Change in
							Pension
							Value and
						Non-Equity	Nonqualified
				Stock	Option	Incentive Plan	Deferred	All Other
				Awards	Awards	Compensation	Compensation	Compensation
Name and Principal Position	Year	Salary	Bonus(1)	(2)	(2)(3)	(1)	Earnings	(4)	Total
R. Arthur Seaver, Jr.	2016	$450,000	$100,000	$115,000	$109,658	$-	$106,235	$34,975	$915,868
Chief Executive Officer	2015	440,000	90,000	-	88,900	-	167,963	45,215	832,078
	2014	430,000	80,000	-	71,300	-	38,553	50,162	670,015
F. Justin Strickland	2016	285,000	140,000	115,000	109,658	-	88,904	33,373	771,935
President	2015	275,000	130,000	-	88,900	-	127,389	39,269	660,558
	2014	265,000	120,000	-	71,300	-	42,093	42,664	541,057
Michael D. Dowling	2016	235,000	-	115,000	109,658	100,000	35,640	37,302	632,600
Chief Financial Officer	2015	225,000	-	-	88,900	95,000	39,478	40,694	489,072
	2014	210,000	-	-	71,300	85,000	25,559	40,727	432,586

(1)	Amounts awarded for each year under one or more of the Company’s cash incentive plans and related bonuses were paid in the subsequent fiscal year. Bonus compensation for Messrs. Seaver and Strickland is determined by the personnel committee of the Board.
(2)	The value for each of these awards is its grant date fair value calculated by multiplying the number of shares subject to the award by the market price per share on the date such award was granted, computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 and is the closing price as reported on the NASDAQ Global Market as of each valuation date. See the discussion of assumptions used in the valuation of stock and option awards in Note 20, “Stock-Based Compensation” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2016.
(3)	On January 19, 2016, Messrs. Seaver, Strickland and Dowling each received a grant of stock options to purchase 10,000 shares of the Company’s common stock which had a per share fair value of $10.97. On January 20, 2015, Messrs. Seaver, Strickland and Dowling each received a grant of stock options to purchase 10,000 shares of the Company’s common stock which had a per share fair value of $8.89. On January 21, 2014, Messrs. Seaver, Strickland and Dowling each received a grant of stock options to purchase 10,000 shares of the Company’s common stock which had a per share fair value of $7.13. Each of the grants vest ratably over four years.
(4)	All other compensation includes the following items: (a) Company contributions under the 401(k) Plan, (b) car allowance or value attributable to personal use of Company provided automobiles, (c) club dues, (d) premiums for the portion of the death benefits shared by the Company with the named executive officers pursuant to bank owned life insurance and (e) premiums for life, accident and long-term disability insurance policies. The amount attributable to each such perquisite or benefit for each named executive officer does not exceed the greater of $25,000 or ten percent of the total amount of perquisites received by such named executive officer.

Grants of Plan-Based Awards

The following table provides a summary regarding plan-based equity and non-equity incentive awards granted to the named executive officers in 2016. Actual non-equity payments made in January 2017 for the year ended December 31, 2016, as shown in the Summary Compensation Table, are as follows: R. Arthur Seaver, Jr. - $100,000, F. Justin Strickland - $140,000, and Michael D. Dowling - $100,000.

		Estimated	All Other Stock	All Other Option
		Potential Payouts	Awards: Number	Awards: Number of	Exercise or Base	Grant Date Fair
		Under Non-Equity	of Shares of	Securities	Price of Option	Value of Stock and
		Incentive Plan	Stock or Units	Underlying Options	Awards	Option Awards
Name	Grant Date	Awards (1)($)	(#)(2)	(#)(3)	($/Sh)(4)	($)(5)
R. Arthur Seaver, Jr.	1/19/2016	-	5,000	10,000	23.00	224,658
F. Justin Strickland	1/19/2016	-	5,000	10,000	23.00	224,658
Michael D. Dowling	1/19/2016	100,000	5,000	10,000	23.00	224,658

(1)	Neither Mr. Seaver nor Mr. Strickland was subject to an incentive plan during 2016. For Mr. Dowling, this amount represents the performance-based cash bonus that was paid in 2017 based on 2016 results pursuant to his incentive plan.
(2)	Stock award shares granted in 2016 vest ratably at 25% per year over four years.
(3)	All other options awards include restricted stock awards and vest ratably at 25% per year over four years.
(4)	The exercise or base price of option awards is established as the closing market price of the Company’s Common Stock on the grant date.
(5)	This amount represents the fair market value of all restricted stock and option awards made during the fiscal year 2016. The fair market value for stock awards is based on the closing market price of the stock on the date of grant. The fair value of options is estimated at the date of grant using the Black-Scholes option pricing model. The fair value for the options issued on January 19, 2016 was $10.97 per share.
The following assumptions were used in valuing options issued:

Assumptions
January 19, 2016
Dividend yield	-
Expected life	7 years
Expected volatility	43.22%
Risk-free interest rate	1.65%

Outstanding Equity Awards at Fiscal Year End

The following table shows the number of shares covered by both exercisable and non-exercisable options owned by the individuals named in the Summary Compensation Table as of December 31, 2016, as well as the related exercise prices and expiration dates. Options are granted pursuant to the plan. All stock option information has been adjusted to reflect all prior stock splits and dividends.

	Option Awards				Stock Awards
						Market
					Number of	Value of
					Shares or	Shares or
	Number of Securities				Units of	Units of
	Underlying Unexercised		Option	Option	Stock that	Stock that
	Options		Exercise	Expiration	Have Not	Have Not
Name	Exercisable	Unexercisable(1)	Price	Date	Vested	Vested
R. Arthur Seaver, Jr.	9,983	-	$5.09	01/20/2019	10,000	360,000
	106,480	-	5.67	01/19/2020	-	-
	11,462	-	5.97	01/18/2021	-	-
	1,848	-	6.01	01/18/2021	-	-
	12,100	-	6.01	01/17/2022	-	-
	8,250	2,750	8.68	01/15/2023	-	-
	5,000	5,000	13.43	01/21/2024	-	-
	2,500	7,500	16.78	01/20/2025	-	-
	-	10,000	23.00	01/19/2026	-	-
F. Justin Strickland	18,150	-	6.01	01/17/2022	10,000	360,000
	8,250	2,750	8.68	01/15/2023	-	-
	5,000	5,000	13.43	01/21/2024	-	-
	2,500	7,250	16.78	01/20/2025	-	-
	-	10,000	23.00	01/19/2026	-	-
Michael D. Dowling	8,250	2,750	8.68	01/15/2023	5,000	180,000
	5,000	5,000	13.43	01/21/2024	-	-
	2,500	7,500	16.78	01/20/2025	-	-
	-	10,000	23.00	01/19/2026	-	-

(1)	All of the unvested options have an expiration date of ten years following the date of grant and vest in four equal increments on the first four anniversaries of the applicable date of grant.

Option Exercises and Stock Vested

	Option Awards		Stock Awards
			Number of
	Number of Shares		Shares	Value Realized
	Acquired on	Value Realized on	Acquired on	on Vesting
Name	Exercise (#)	Exercise ($)(1)	Vesting (#)	($)(2)
R. Arthur Seaver, Jr.	-	$-	7,499	$194,427
F. Justin Strickland	26,620	641,942	6,250	172,238
Michael D. Dowling	24,250	568,831	1,250	34,338

(1)	Value realized is based on the difference between the closing price on the date of exercise and the option exercise price.
(2)	Value realized is based on the market value of the underlying shares on the vesting date.

Equity Compensation Plan Information

The following table contains certain information as of December 31, 2016, relating to securities authorized for issuance under our equity compensation plans. All stock option information has been adjusted to reflect prior stock splits and dividends.

	Number of securities		Number of securities
	to be issued upon	Weighted-average	remaining available for
	exercise	exercise price of	future issuance under
	of outstanding	outstanding	equity compensation
	options,	options,	plans (c)
	warrants and	warrants and	(excluding securities
Plan Category	rights(a)	rights (b)	reflected in column(a))
Equity compensation plans approved by security holders	642,203	$11.77	520,689
Equity compensation plans not approved by security holders	None	n/a	n/a
Total	642,203	$11.77	520,689

Executive Compensation Arrangements

Employment Agreements
We entered into an amended and restated employment agreement with Art Seaver on September 30, 2013, pursuant to which he serves as the Chief Executive Officer of both our Company and our bank. The agreement renews annually on January 31st for an additional year, so that the then-remaining term of the agreement is three years. As of March 15, 2017, Mr. Seaver receives a minimum annual salary of $460,000, which may be increased annually by the board of directors. He is also eligible to participate in any of our pension, profit sharing, bonus, life insurance, hospitalization, major medical, and other employee benefit plans and programs and receives an automobile owned by the bank.

Mr. Seaver’s employment agreement also provides that during the term of employment and for a period of 12 months following termination, Mr. Seaver may not (a) compete with us by, directly or indirectly, forming, serving as an organizer, director or officer of, employee or agent, or consultant to, or acquiring or maintaining more than a 1% passive investment in, a depository financial institution or holding company thereof if such depository institution or holding company has one or more offices or branches within 30 miles of our main office or any other offices, (b) solicit our clients with which he had contact in connection with products and services provided by us for the purpose of providing financial services, or (c) solicit our employees. If Mr. Seaver is terminated without cause, as defined in the employment agreement, or if following a change in control of our Company he terminates his employment for good reason, as defined in the employment agreement, he will be entitled to severance compensation of his then current monthly salary for a period of 12 months, plus accrued bonus, and all outstanding options and incentives will vest immediately. If, following a change in control of our Company, he is terminated without cause or he terminates his employment for good reason, he would receive continuation of health insurance for an 18 month period during which he would be required to pay the portion of the full COBRA cost of the coverage equal to an active employee’s share of premiums for coverage for the respective plan year.

We also entered into amended and restated employment agreements on September 30, 2013 with Justin Strickland to serve as President of our Company and Michael Dowling to serve as executive vice president and Chief Financial Officer of the Bank. Each agreement renews annually on January 31st for an additional year, so that the then-remaining term of the agreement is two years. As of March 15, 2017, Messrs. Strickland and Dowling are paid a salary of $350,000 and $250,000, respectively, which may be increased annually by the board of directors. They are also eligible to participate in any of our pension, profit sharing, bonus, life insurance, hospitalization, major medical, and other employee benefit plans and programs. Both Mr. Strickland and Mr. Dowling have received an automobile owned by the bank and no longer receive a monthly automobile allowance.

Each employment agreement also provides that during the term of employment and for a period of 12 months following termination, Messrs. Dowling and Strickland may not (a) compete with us by, directly or indirectly, forming, serving as an organizer, director or officer of, employee or agent, or consultant to, or acquiring or maintaining more than a 1% passive investment in, a depository financial institution or holding company thereof if such depository institution or holding company has one or more offices or branches within 30 miles of our main office or any other offices, (b) solicit our clients with which they had contact in connection with products and services provided by us for the purpose of providing financial services, or (c) solicit our employees. If Messrs. Dowling or Strickland are terminated without cause, as defined in the employment agreement, or if following a change in control of our Company they terminate their employment for good reason, as defined in the employment agreement, they will be entitled to severance compensation of their then current monthly salary for a period of 12 months, plus accrued bonus, and all outstanding options and incentives will vest immediately. If, following a change in control of our Company, they are terminated without cause or they terminate their employment for good reason, they would receive continuation of health insurance for an 18 month period during which the named executive officer would be required to pay the portion of the full COBRA cost of the coverage equal to an active employee’s share of premiums for coverage for the respective plan year.

Salary Continuation Agreements
The bank entered into a Salary Continuation Agreement with Art Seaver on October 30, 2006, Justin Strickland on December 17, 2008, and Michael Dowling on September 30, 2013. Mr. Seaver’s and Mr. Strickland’s agreements were amended on September 30, 2013. Unless a separation from service or a change in control (as defined in the salary continuation agreements) occurs before the retirement age set forth in each agreement, the salary continuation agreements provide for an annual supplemental retirement benefit to be paid to each of the executives in 12 equal monthly installments payable on the first day of each month, beginning with the month immediately after the month in which the executive attains the normal retirement age and for the executive’s lifetime with a 15-year term certain period. Under the terms of the agreements, Mr. Seaver will receive an annual supplement retirement benefit of $250,000, Mr. Strickland will receive $200,000, and Mr. Dowling will receive $150,000.

Pension Benefits

		Number	Present	Payments
		Of Years	Value of	During
		Credited	Accumulated	Last Fiscal
Name	Plan Name	Service	Benefit(1)	Year
R. Arthur Seaver, Jr.	Southern First Bank, Salary Continuation Agreement	10	836,425	$—
F. Justin Strickland	Southern First Bank, Salary Continuation Agreement	8	584,373	—
Michael D. Dowling	Southern First Bank, Salary Continuation Agreement	3	110,222	—

(1)	SERP amounts represent the current aggregate liability carried on the Company’s books for each of the NEOs.

Provided the executive has been continuously employed by the Bank for five consecutive years from the effective date of the salary continuation agreement, each of the above named executive officers, if an early termination occurs (defined as separation from service before normal retirement age for reasons other than death, disability, termination for cause, or after a change in control), the executive's early termination benefit is calculated by taking the accrual balance (as defined in the salary continuation agreement) existing at the end of the month immediately before the month in which separation from service occurs, compounding this accrual balance forward to the executive's normal retirement age taking into account interest at the discount rate or rates established by the plan administrator, and amortizing this resulting amount for the executive's lifetime with a 15-year term certain period, beginning with the executive's normal retirement age. We will pay this annual early termination benefit as calculated to the executive in 12 equal monthly installments payable on the first day of each month, beginning with the later of (x) the seventh month after the executive's separation from service, or (y) the month immediately after the month in which the executive attains the normal retirement age and for the executive's lifetime with a 15-year term certain period. However, all of the executive's early termination benefits will be forfeited if at any time from the date of the executive's early termination and for a period of one year thereafter, the executive (without the prior written consent of the Bank) competes with the Bank or Southern First Bancshares, Inc. or any of its subsidiaries, directly or indirectly, by engaging in forming, by serving as an organizer, director, officer of, employee or agent, or consultant to, or by acquiring or maintaining more than a one percent passive investment in, a depository financial institution or holding company thereof if such depository financial institution or holding company has or establishes one or more offices or branches which are located within 30 miles of any office or branch of the Bank in existence at the date of the executive's early termination.

Upon the executive's separation from service because of disability (as defined in the salary continuation agreement) before normal retirement age, the executive's disability benefit is calculated by taking the accrual balance existing at the end of the month immediately before the month in which separation from service occurs, compounding this accrual balance forward to the executive's normal retirement age taking into account interest at the discount rate or rates established by the plan administrator, and amortizing this resulting amount over the executive's lifetime with a 15-year term certain period, beginning with the executive's normal retirement age. Beginning with the later of (x) the seventh month after the executive's separation from service, or (y) the month immediately after the month in which the executive attains the normal retirement age, the Bank will pay the disability benefit to the executive in 12 equal monthly installments on the first day of each month and for the executive's lifetime with a 15-year term certain period.

If the executive dies in active service to the Company before normal retirement age, the executive's beneficiary will be entitled to an amount equal to the executive's accrual balance at the time of the executive's death, payable within 60 days of the executive's death.

If the executive dies before any separation from service and the executive is receiving the executive's normal retirement benefit, but the executive has not received the executive's normal retirement benefit for the full 15-year term certain period, the executive's beneficiary will be entitled to, at the Company's sole discretion upon the executive's death, either: (i) the present value, calculated at the discount rate or rates established by the plan administrator, at the executive's death of the executive's remaining salary continuation benefits, paid to the executive's beneficiary in a lump-sum within 60 days of the executive's death; or (ii) the executive's remaining salary continuation benefits, paid to the executive's beneficiary in 12 equal monthly installments payable on the first day of each month for the 15-year term certain period.

If the executive dies after separation from service and the executive is entitled to the early termination benefit or the disability benefit, but has not started receiving such benefits because the executive has not reached the normal retirement age, the executive's beneficiary will be entitled to a lump-sum benefit equaling the present value, calculated at the discount rate or rates established by the plan administrator, at the executive's death of the accrual balance which existed at the end of the month immediately before the month in which separation from service occurred, after compounding this accrual balance forward to the executive's normal retirement age taking into account interest at the discount rate or rates established by the plan administrator. Assuming the two discount rates referred to in the previous sentence are the same, the resulting lump-sum benefit would be the executive's accrual balance which existed at the end of the month immediately before the month in which separation from service occurred. We will pay this lump-sum benefit to the executive's beneficiary within 60 days of the executive's death.

If the executive dies after separation from service and the executive is receiving the normal retirement benefit, the early termination benefit, or the disability benefit, the executive's beneficiary will be entitled to, at the Bank's sole discretion upon the executive's death, either: (i) the present value, calculated at the discount rate or rates established by the plan administrator, at the executive's death of the executive's remaining salary continuation benefits as determined under the applicable section of the salary continuation agreement, paid to the executive's beneficiary in a lump-sum within 60 days of the executive's death; or (ii) the executive's remaining salary continuation benefits as determined under the applicable section of the salary continuation agreement, in the amounts specified in the applicable section, paid to the executive's beneficiary at the times specified in the applicable section.

We will not pay any benefits under the salary continuation agreements and the agreements will terminate if separation from service is the result of termination for cause (as defined in the executive's employment agreement or if the executive is not a party to an employment agreement containing a definition of termination for cause, as defined in the salary continuation agreement).

To offset the annual expense accruals for the benefits payable to the executives under the salary continuation agreements, we acquired bank-owned life insurance ("BOLI"). It is anticipated that the BOLI will provide full cost recovery of the benefits paid to the executives under the salary continuation agreements upon their deaths.

Potential Payments Upon Termination or Change in Control

The table below reflects the amount of compensation payable to each of the named executive officers of the Company in the event of termination of such executive’s employment by the Company in the case of termination without cause and, in the case of good reason termination following a change in control, by the named executive officer. The amounts shown assume that the termination occurred on December 30, 2016, which was the last trading day of the calendar year ended December 31, 2016, and at a price per share of the Company’s common stock equal to the closing market price as of that date. These amounts are estimates of the amounts which would have been paid out to the executive officer upon termination as of that date under the specified circumstances. The actual amounts to be paid out can only be determined at the time of such executive officer’s separation from the Company.

					Acceleration
					and
			Salary	Continuation	Continuation	Total
			Continuation	of Medical	of Equity	Termination
Name and Principal Position	Salary(1)	Bonus(2)	Plan(3)	Benefits(4)	Awards	Benefits
R. Arthur Seaver, Jr.
CEO and Director of the Company and the Bank
Termination without cause	$450,000	100,000	1,922,017	-	822,130	3,294,147
Good reason termination or termination without
cause, each after change in control	450,000	100,000	1,922,017	11,000	822,130	3,305,147

F. Justin Strickland
President of the Company and the Bank
Termination without cause	285,000	140,000	1,645,445	-	822,130	2,892,575
Good reason termination or termination without
cause, each after change in control	285,000	140,000	1,645,445	11,000	822,130	2,903,575

Michael D. Dowling
CFO and Executive Vice President of the Company
and the Bank
Termination without cause	235,000	100,000	1,556,376	-	642,130	2,533,506
Good reason termination or termination without
cause, each after change in control	235,000	100,000	1,556,376	9,500	642,130	2,543,006

(1)	Salary is for a period of 12 months following termination without cause before or after a change in control or good reason termination after a change in control.
(2)	Includes all bonus amounts earned or accrued through the date of termination.
(3)	Reflects the present value of total SERP amount less the current aggregate liability carried on the Company’s books for each of the NEOs.
(4)	Reflects the estimate of all future premiums which will be paid for medical benefits using the premium rates in effect at December 30, 2016. Continuation of benefits is for an 18 month period during which the named executive officer would be required to pay the portion of the full COBRA cost of the coverage equal to an active employee’s share of premiums for coverage for the respective plan year.

"Cause" generally will be deemed to exist where the named executive officer has been convicted of a crime involving moral turpitude, has stolen from Southern First, has violated his non-competition or confidentiality obligations, or, following a cure period, has been grossly negligent in fulfillment of his responsibilities. "Good reason" generally will exist where an employee's position or compensation has been decreased (other than as part of a company-wide compensation reduction) or where the employee has been required to relocate. A more detailed description of “cause,” good reason” and “change in control” is set forth below.

If the named executive officer’s employment is terminated for cause or upon voluntary termination, the named executive officer shall receive only any sums due as base salary and/or reimbursement of expenses through the date of such termination.

If the named executive officer’s employment is terminated upon the death of the named executive officer, the named executive officer’s estate shall receive any sums due as base salary and/or reimbursement of expenses through the end of the month during which death occurred and any bonus earned or accrued through the date of death. Regardless of death, all prior calendar year earned bonuses must be paid within two months after the end of the calendar year in which they arise.

If the named executive officer’s becomes incapacitated and later terminated as a result of disability, the Company shall continue to pay the executive his full base salary at the rate then in effect and all perquisites and other benefits (other than any bonus) until the executive becomes eligible for benefits under any long-term disability plan or insurance program maintained by the Company, provided that the amount of any such payments to the executive shall be reduced by the sum of the amounts, if any, payable to the executive for the same period under any disability benefit or pension plan of the Company or any of its subsidiaries. Furthermore, the executive shall receive any bonus earned or accrued under the Bonus Plan through the date of incapacity (including any amounts awarded for previous years but which were not yet vested) and a pro rata share of any bonus with respect to the current fiscal year which had been earned as of the date of the executive's incapacity.

Additional payments that may be made to named executive officers under certain circumstances under their respective salary continuation agreement are described in the narrative that follows the Pension Benefits table above.

For purposes of this discussion, the terms cause, good reason, and change in control, as defined in the named executive officers’ employment agreements, are defined as follows:

“Change in control” generally means the occurrence of any of the following events, unless the event is a result of a non-control acquisition:

●

The members of our board of directors as of the date of the employment agreement, who are referred to as incumbent directors, together with additional directors whose election or nomination was approved by a majority of the incumbent directors and who did not assume office as a result of an actual or threatened solicitation of proxies or consents by a person other than the board of directors, which additional directors are also referred to as incumbent directors, cease for any reason to constitute at least fifty percent of the board of directors.

●

A person, group or entity other than the Company, acquires our common stock, and immediately after which such person, group or entity has beneficial ownership of 20% or more of the combined voting power of our common stock.

●

Approval by our shareholders of: (i) a merger, consolidation, or reorganization; (ii) a complete liquidation or dissolution; or (iii) an agreement for the sale or other disposition of all or substantially all of our assets.

●	Regulatory approval (or notice of no disapproval) is granted by the Federal Reserve, the OCC, the FDIC, or any other regulatory authority for permission to acquire control of the Company or any of our banking subsidiaries, provided that if the applicable transaction that has been approved by our board of directors then the change in control will not be deemed to occur until the closing of the transaction.

A “non-control acquisition” generally means a merger, consolidation or reorganization in which:

●

our shareholders immediately before the merger, consolidation or reorganization own, immediately after such transaction, at least 50% of the combined voting power of the voting securities of the surviving corporation resulting from the such merger, consolidation or reorganization in substantially the same proportion as their ownership of our voting securities immediately before such merger, consolidation or reorganization; and

●

immediately following the merger, consolidation or reorganization, the number of directors on the board of directors of the surviving corporation who were incumbent directors at least equal the number of directors who were affiliated with or appointed by the other party to the merger, consolidation or reorganization.

“Good reason” generally means the occurrence after a change in control of any of the events or conditions described below:

●	an adverse change in an employee's status, title, position or responsibilities at any time within 90 days preceding the date of a change in control or at any time thereafter;
●	a reduction to the employee’s base salary or any failure to pay the employee any compensation or benefits to which the employee is entitled within five days of the due date;
●

a relocation of an employee at any place outside a 30 mile radius from the employee's current work location immediately prior to the change in control except for reasonably required travel that is not greater than the travel requirements before the change in control;

●	the failure by us to (A) continue any material compensation or employee benefit plan in which the employee was participating at any time within 90 days preceding the date of a change in control or at any time thereafter, unless replaced with a plan providing substantially equivalent compensation or benefits, or (B) provide the employee with compensation and benefits, in the aggregate, at least equal to those provided for under each other employee benefit plan, program and practice in which the employee was participating at any time within 90 days preceding the date of a change in control or at any time thereafter;

●	the insolvency or the filing of a petition for bankruptcy of the Company which petition is not dismissed within sixty days;
●	any material breach by the Company of any material provision of the employment agreement;
●	any purported termination of the employee’s employment for cause by us which does not comply with the terms of the employment agreement; or
●	our failure to obtain an agreement, satisfactory to the employee, from any successor or assign to assume and agree to perform the employment agreement.

Any event or condition described above which occurs prior to a change in control but which the employee reasonably demonstrates (A) was at the request of a third party, or (B) otherwise arose in connection with a change in control which actually occurs, shall constitute good reason for purposes of the employment agreement, notwithstanding that it occurred prior to the change in control.

“Cause” generally means any of the following:

●

a willful act (including, without limitation, a dishonest or fraudulent act) or a grossly negligent act, or the willful or grossly negligent omission to act by the executive, which is intended to cause, causes or is reasonably likely to cause material harm to the Company (including harm to its business reputation);

●	an indictment for the commission or perpetration by the executive of any felony or any crime involving dishonesty, moral turpitude or fraud;
●	a material breach by the executive of the employment agreement that remains uncured ten days following written notice;
●	notice from a regulatory agency with jurisdiction over the Company of its intention to institute certain formal or informal regulatory action against the executive or the Company, provided that, if the applicable matters relating to the executive’s performance are susceptible of cure, such matters remain uncured to the satisfaction of the regulatory agency 30 days after receipt of the notice from the regulatory agency;
●	disorderly conduct by the executive that materially disrupts the Company's business operations to a level which is materially detrimental to the Company’s best interest, that, if susceptible of cure remains uncured ten days following written notice to the executive; or
●	the failure of the executive to devote his full business time and attention to his employment as provided under the employment agreement that, if susceptible of cure, remains uncured 30 days following written notice to the executive of such failure.

Endorsement Split Dollar Agreements
We consider adequate life insurance coverage for executives to be an essential element of the compensation necessary to retain, attract and reward excellent service. We entered into endorsement split dollar insurance agreements effective January 1, 2009, with Messrs. Seaver and Strickland and on November 1, 2012 with Mr. Dowling, entitling each executive to designate the beneficiary of a specified portion of the death benefits payable under bank-owned policies on the executive’s life. The executive’s right to designate a beneficiary of the life insurance death benefit expires when the executive’s employment terminates or when the executive attains age 65, whichever occurs first. The death benefit payable to the executive’s beneficiary is the lesser of (x) 100% of the policy’s net death proceeds, meaning the total death benefit minus the policy’s cash surrender value, or (y) three times the executives salary. The bank is entitled to all insurance policy death proceeds remaining after payment of the death benefit to the executive’s beneficiary.

This bank-owned life insurance financing method is not expected to result in any material cost to the bank, but it is expected to increase the bank’s non-interest income in future operating periods. Because the bank intends to hold the bank-owned life insurance until the death of the insureds, the increase of cash surrender value should be tax-free income under current federal income tax law. The collection of death benefits on the life insurance policies, which is likewise tax free under current federal and state income taxation, is expected to enhance the Company’s return as well. The combination of tax-preferred income generated by the increasing cash value of the insurance policy, the tax-free insurance death benefit, and fully tax-deductible benefit payments to participants enables a bank to provide this significant benefit to executives through attractive cost-recovery financing.

Role of Shareholder Say on Pay Vote

As required by the Dodd-Frank Wall Street Reform and Consumer Protection Act, we held an advisory vote on the compensation of our executive officers (“say on pay”) at our 2016 Annual Meeting of Shareholders. At the 2016 Annual Meeting of Shareholders, 76.3% of the votes cast on the say on pay proposal were cast in support of the compensation of the Company’s named executive officers. A majority of the votes cast by our shareholders at the Company’s 2013 Annual Meeting of Shareholders were in favor of holding this vote on an annual basis. Based on the results of this advisory vote, the board of directors of the Company elected a frequency of every year to conduct an advisory vote on compensation of the Company’s named executive officers.

While the 2016 shareholder vote reflected strong support for our executive compensation programs, the compensation committee, board of directors and management have continued to refine compensation programs in an effort to further align interest of the executives with those of the Company’s shareholders and to strengthen the linkage of pay to performance.

Director Compensation

The following table shows the compensation paid to each of our non-employee directors for board and committee meeting attendance in 2016. None of our non-employee directors received any other compensation for the year ended December 31, 2016.

Fees Earned or
Name	Paid in Cash
Andrew B. Cajka, Jr.	$27,800
Mark A. Cothran	20,400
Leighton M. Cubbage	16,150
Anne S. Ellefson	26,450
David G. Ellison	21,150
Fred Gilmer, Jr.	21,250
Tecumseh Hooper. Jr.	27,200
Rudolph G. Johnstone, III	21,250
James B. Orders, III	28,000
William B. Sturgis (1)	7,750
$219,400

(1)	Mr. Sturgis retired as of the 2016 Annual Shareholders’ Meeting held on May 17, 2016.

In 2016, we paid each of our non-employee directors $850 for each board meeting they attended and $850 for each committee meeting they attended. The chairmen of the board and committees are paid an additional $100 for each meeting they attend.

BENEFICIAL OWNERSHIP OF CERTAIN PARTIES

The following table sets forth the number and percentage of outstanding shares that exceed 5% beneficial ownership (determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934) by any single person or group, as known by the Company:

	Number of		Percentage
	Shares	Right to	of Beneficial
Name of Beneficial Owner	Owned	Acquire	Ownership
The Banc Funds Company, LLC (1)	547,521	-	8.47%
EJF Capital LLC (2)	514,988	-	7.97%
RMB Capital Holdings, LLC (3)	475,211	-	7.35%
Wellington Management Group LLP (4)	383,833	-	5.94%
Manulife Asset Management (US) LLC (5)	351,012	-	5.43%

(1)	The mailing address for The Banc Funds Company, LLC is 20 North Wacker Drive, Suite 3300, Chicago, IL 60606. The Banc Funds Company, LLC information set forth in this proxy statement is based on information set forth in a Schedule 13G, as amended, filed by The Banc Funds Company, LLC with the SEC on February 14, 2017.
(2)	The mailing address for EJF Capital LLC is 2107 Wilson Boulevard, Suite 410, Arlington, VA 22201. The EJF Capital LLC information set forth in this proxy statement is based on information set forth in a Schedule 13G, as amended, filed by EJF Capital LLC with the SEC on February 14, 2017.
(3)	The mailing address for RMB Capital Holdings, LLC is 115 S. LaSalle Street, 34th Floor, Chicago, IL 60603. The RMB Capital Holdings, LLC information set forth in this proxy statement is based on information set forth in a Schedule 13G, filed by RMB Capital Holdings, LLC with the SEC on February 13, 2017.
(4)	The mailing address for Wellington Management Group LLP is 280 Congress Street, Boston, MA 02210. The Wellington Management Group LLP information set forth in this proxy statement is based on information set forth in a Schedule 13G, as amended, filed by Wellington Management Group LLP with the SEC on February 9, 2017.
(5)	The mailing address for Maulife Asset Management (US) LLC is 197 Clarendon Street, Boston, MA 02116. The Manulife Asset Management (US) LLC information set forth in this proxy statement is based on information set forth in a Schedule 13G, as amended, filed by Manulife Asset Management (US) LLC with the SEC on February 14, 2017.

BENEFICIAL OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth, as of March 13, 2017, the number and percentage of outstanding shares of the Company’s common stock beneficially owned by (i) each director and nominee for director of the Company, (ii) each executive officer named in the Summary Compensation Table, and (iii) all executive officers and directors as a group. Unless otherwise indicated, the mailing address for each beneficial owner is care of Southern First Bancshares, Inc., 100 Verdae Boulevard, Suite 100, Greenville, South Carolina 29607.

	Number of		Percentage
	Shares	Right to	of Beneficial
Name and Address	Owned(1)	Acquire(2)	Ownership(3)
Andrew B. Cajka, Jr.	11,901	-	0.19%
Mark A. Cothran	99,191	-	1.56%
Leighton M. Cubbage	89,154	3,328	1.46%
Anne S. Ellefson	23,359	-	0.37%
David G. Ellison	39,728	-	0.63%
Fred Gilmer, Jr.	50,520	-	0.80%
Tecumseh Hooper, Jr.	48,347	-	0.76%
Rudolph G. Johnstone, III	37,381	3,328	0.64%
James B. Orders, III	41,669	3,328	0.71%
R. Arthur Seaver, Jr.	68,458	167,873	3.63%
Michael D. Dowling	41,607	26,000	1.06%
F. Justin Strickland	55,570	35,150	1.42%
Executive officers and directors as a group (12 persons)	688,718	239,007	12.85%

(1)	As reported to the Company by the directors, nominees and executive officers.
(2)	Includes shares that may be acquired within 60 days of the date of this prospectus by exercising vested stock options, but does not include any unvested stock options.

(3)	For each individual, this percentage is determined by assuming the named person exercises all options which he or she has the right to acquire within 60 days, but that no other persons exercise any options. For the directors and executive officers as a group, this percentage is determined by assuming that each director and executive officer exercises all options which he or she has the right to acquire within 60 days, but that no other persons exercise any options. The calculations are based on 6,477,107 shares of common stock outstanding on March 15, 2017.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

We enter into banking and other transactions in the ordinary course of business with our directors and officers of the Company and the bank and their affiliates. Our policies and procedures related to these transactions are not in writing, but are reflected by our course of conduct. These transactions are made on substantially the same terms (including price, interest rates, repayment terms, and collateral) as those prevailing at the time for comparable transactions with unrelated parties. Loans do not involve more than the normal risks of repayment nor present other unfavorable features. Loans to individual directors and officers must also comply with our bank’s lending policies and statutory lending limits, and directors with a personal interest in any loan application are excluded from the consideration of the loan application.

The aggregate dollar amount of loans outstanding to persons affiliated with the bank was approximately $14.8 million at December 31, 2016.

Compensation Committee Interlocks and Insider Participation.

The members of the compensation committee – which we call our personnel committee – during the year ended December 31, 2016 were Messrs. Cothran, Cubbage, Ellison, and Orders. No member of this committee was at any time during 2016 or at any other time an officer or employee of the Company or any of its subsidiaries, and no member of this committee had any relationship with the Company requiring disclosure under Item 404 of Regulation S-K. No executive officer of the Company has served on the board of directors or personnel committee of any other entity that has or has had one or more executive officers who served as a member of the personnel committee during 2016.

Interests of Management and Others in Certain Transactions

The bank has a land lease with a company owned by one of the bank’s directors, Mr. Cothran, on the property for one of our branch offices, with monthly payments of $5,388. In addition, the bank periodically enters into various consulting agreements with the director for development, administration and advisory services related to the purchase of property and construction of current and future branch office sites. Also, the bank contracts with a company owned by Mr. Cothran to provide property management services for its four offices in the Greenville market. The bank paid Mr. Cothran and his related parties approximately $29,000 and $31,000 for these services during 2016 and 2015, respectively.

The bank also purchases various signage for its retail offices from a local vendor for which one of the Company’s directors, Mr. Hooper, acted as chairman of the board. The bank paid approximately $6,000 and $24,000 to the vendor for the years ended December 31, 2016 and 2015, respectively.

The bank is of the opinion that the lease payments, management fees, and signange costs represent market costs that could have been obtained in similar “arms length” transactions.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our officers and directors and persons who own more than 10% of our common stock to file reports of ownership and changes in ownership with the SEC. Based solely on our review of these forms and written representations from the officers and directors, we believe that all Section 16(a) filing requirements were met during fiscal 2016, except that on one occasion a Form 4 for Mrs. Ellefson and Mssrs. Cubbage, Orders, Dowling, Strickland and Seaver were filed after the required period.

SHAREHOLDER PROPOSALS FOR THE 2017 ANNUAL MEETING OF SHAREHOLDERS

If shareholders wish a proposal to be included in our proxy statement and form of proxy relating to the 2017 Annual Meeting of Shareholders, they must deliver a written copy of their proposal to our principal executive offices no later than December 15, 2017. To ensure prompt receipt by the Company, the proposal should be sent certified mail, return receipt requested. Proposals must comply with our bylaws relating to shareholder proposals in order to be included in our proxy materials.

It is our policy that any shareholder proposal to be made at an annual meeting, but which is not requested to be included in the our proxy materials, must be delivered to the secretary of the Company between 30 and 60 days prior to the annual meeting; provided, however, that if less than 31 days’ notice of the meeting is given to shareholders, the notice must be delivered within 10 days following the day on which notice of the meeting was mailed to shareholders.

SHAREHOLDER COMMUNICATIONS

The Company does not have a formal process by which shareholders may communicate with the board of directors. Historically, however, the chairman of the board or the nominating committee has undertaken responsibility for responding to questions and concerns expressed by shareholders. In the view of the board of directors, this approach has been sufficient to ensure that questions and concerns raised by shareholders are adequately addressed. Any shareholder desiring to communicate with the Board may do so by writing to the corporate secretary of the Company at P.O. Box 17465, Greenville, South Carolina 29606.

April 11, 2017

PROXY SOLICITED FOR ANNUAL MEETING
OF SHAREHOLDERS OF
SOUTHERN FIRST BANCSHARES, INC.
to be held on May 16, 2017

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

The undersigned hereby constitutes and appoints R. Arthur Seaver, Jr. and James B. Orders, III, each of them, his or her true and lawful agents and proxies with full power of substitution in each, to represent and vote, as indicated below, all of the shares of common stock of Southern First Bancshares, Inc. (the “Company”) that the undersigned would be entitled to vote at the Annual Meeting of Shareholders of the Company to be held on May 16, 2017, at Southern First Bank at 100 Verdae Boulevard, Suite 100, Greenville, South Carolina, at 5:00 p.m., Eastern Standard time, and at any postponement or adjournment thereof, upon the matters described in the accompanying Notice of Annual Meeting of Shareholders and Proxy Statement, receipt of which is acknowledged. These proxies are directed to vote on the matters described in the Notice of Annual Meeting of Shareholders and Proxy Statement as follows:

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted: (i) “FOR” Proposal No. 1 to elect the four identified directors to serve on the board of directors, (ii) “FOR” Proposal No. 2 to approve the compensation of our named executive officers as disclosed in the proxy statement (this is a non-binding advisory vote); and (iii) “FOR” Proposal No. 3 to ratify the appointment our independent registered public accountant for the year ending December 31, 2017.

PROPOSAL to elect the four identified Class III directors.

Andrew B. Cajka	Fred Gilmer, Jr.
Anne S. Ellefson	Tecumseh Hooper, Jr.

☐ FOR all nominees	☐ WITHHOLD AUTHORITY
listed (except as marked to the contrary)	to vote for all nominees

(INSTRUCTION:	To withhold authority to vote for any individual nominee(s), write that nominees name(s) in the space provided below).

PROPOSAL to approve the compensation of our named executive officers as disclosed in this proxy statement (this is a non-binding, advisory vote).

☐ FOR	☐ AGAINST	☐ ABSTAIN

PROPOSAL to ratify the appointment of Elliott Davis Decosimo, LLC as our independent registered public accountant for the year ending December 31, 2017.

☐ FOR	☐ AGAINST	☐ ABSTAIN

Dated:	, 2017	Dated:	, 2017

Signature of Shareholder(s)		Signature of Shareholder(s)

Please sign exactly as name or names appear on your stock certificate. Where more than one owner is shown on your stock certificate, each owner should sign. Persons signing in a fiduciary or representative capacity shall give full title. If a corporation, please sign in full corporate name by authorized officer. If a partnership, please sign in partnership name by authorized person.

PLEASE MARK, SIGN, DATE, AND RETURN THIS PROXY PROMPTLY IN THE ENCLOSED ENVELOPE.